Exhibit 99.1

Concho Resources Inc. Reports Second-Quarter 2018 Results

Delivered 26% Crude Oil Growth Year Over Year

Completed Acquisition of RSP Permian, Inc.

MIDLAND, Texas--(BUSINESS WIRE)--August 1, 2018--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for second-quarter 2018.

Second-Quarter 2018 Highlights

  Produced a record 229 MBoepd, in line with the high end of the Company’s guidance range.
  Increased oil production 26% year over year.
  Advanced large-scale development in the Northern Delaware Basin, with impressive results from the Company’s Wolfcamp development project.
  Delivered excellent performance in the Midland Basin, where the Company is realizing cost savings and productivity improvements.
  Reduced controllable cash costs quarter over quarter, led by an 8% decrease in cash interest expense.
  Executed a disciplined capital program, with cash flow from operating activities exceeding capital expenditures, excluding acquisitions.
  Reported net income of $137 million, or $0.92 per diluted share. Adjusted net income totaled $185 million, or $1.24 per diluted share (non-GAAP).
  Generated $592 million of EBITDAX (non-GAAP).

Recent Events & 2018 Outlook

  Completed the acquisition of RSP Permian, Inc., which enhances the Company’s scale advantage and development platform, enabling Concho to deliver continued performance and returns over the long term.
  Refinanced $1.2 billion of RSP’s senior notes, resulting in pro forma annual interest expense savings of more than $15 million.
  Updated the Company’s 2018 outlook to reflect the RSP transaction.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income, adjusted net income per diluted share and EBITDAX as well as a reconciliation of these measures to the associated GAAP measure.

Tim Leach, Chairman and Chief Executive Officer, commented, “We delivered a solid second quarter as our teams advance large-scale development across the portfolio. Through our outstanding asset performance and focus on cost control, we continue to drive strong cash flow that again exceeded our drilling and completion capital. The RSP transaction is consistent with our strategy of acquiring large, contiguous, high-quality assets in the Permian Basin. With the transaction complete, we are excited about bringing together the talent from both organizations to capture the benefits of this powerful combination.”

Second-Quarter 2018 Operations Summary

Production for second-quarter 2018 was 21 million barrels of oil equivalent (MMBoe), or an average of 229 thousand Boe per day (MBoepd), an increase of approximately 24% from second-quarter 2017. Average daily crude oil production for second-quarter 2018 totaled 143 thousand barrels per day (MBopd), an increase of approximately 26% from second-quarter 2017. Natural gas production for second-quarter 2018 totaled 515 million cubic feet per day (MMcfpd).

During second-quarter 2018, Concho averaged 21 rigs, compared to 20 rigs in first-quarter 2018. The table below summarizes the Company’s gross drilling and completion activity by core area for second-quarter 2018.

	Number of Wells Drilled	Number of Operated Wells Drilled	Number of Wells Completed	Number of Operated Wells Completed
Northern Delaware Basin	44	32	35	17
Southern Delaware Basin	11	7	7	3
Midland Basin	26	15	21	19
New Mexico Shelf	4	2	3	3
Total	85	56	66	42

Following the closing of the RSP transaction, Concho is running 32 horizontal rigs, including 16 rigs in the Northern Delaware Basin, six rigs in the Southern Delaware Basin, nine rigs in the Midland Basin and one in the New Mexico Shelf. Additionally, Concho is currently utilizing ten completion crews.

Northern Delaware Basin

In the Northern Delaware Basin, Concho added 16 wells with at least 60 days of production as of the end of second-quarter 2018. The average 30-day and 60-day peak rates for these wells were 1,987 Boepd (73% oil) and 1,859 Boepd (72% oil), respectively, from an average lateral length of 7,326 feet.

Quickly Advancing Large-Scale Development

Following the strong success of the Vast and Windward development projects, Concho recently completed a four-well development project, the Columbus, targeting the Wolfcamp A zone with long-laterals. The average per well 30-day peak rate for the Columbus project was 3,163 Boepd (77% oil) from an average lateral length of approximately 9,550 feet.

Current drilling activity is also focused on large-scale development of the Company’s assets in the Northern Delaware Basin, with nine out of 16 rigs working on multi-well projects. The largest project underway is the Dominator, which consists of 23 wells targeting five distinct landings within a single section. Concho is currently running six rigs on this project.

Southern Delaware Basin

In the Southern Delaware Basin, Concho added five wells with at least 60 days of production as of the end of second-quarter 2018. The average 30-day and 60-day peak rates for these wells were 1,463 Boepd (80% oil) and 1,297 Boepd (80% oil), respectively. The lateral length for these wells averaged 7,461 feet.

Midland Basin

In the Midland Basin, Concho added 21 wells with at least 60 days of production as of the end of second-quarter 2018. The average 30-day and 60-day peak rates for these wells were 1,294 Boepd (86% oil) and 1,137 Boepd (86% oil), respectively, with an average lateral length of 9,800 feet.

Maximizing Scale Advantage

Several factors underpin Concho’s shift to manufacturing mode in the Midland Basin, including the large, contiguous nature of the Company’s assets, Concho’s strategic infrastructure systems and the broad extent of the Company’s impressive well performance.

The Vanessa and Karen project highlights Concho’s success with optimizing lateral placement and completion design to improve project economics and performance. The project includes a total of six wells. The average per well 30-day and 60-day peak rates for these wells were 1,250 Boepd (87% oil) and 1,076 Boepd (86% oil), respectively, with an average lateral length of 10,261 feet. Right-sizing key completion design variables, including stage spacing and fluid volumes, drove outstanding results, and Concho expects to capture well cost savings as a result of the design changes.

Second-Quarter 2018 Financial Summary

Concho’s average realized price for crude oil and natural gas for second-quarter 2018, excluding the effect of commodity derivatives, was $60.98 per Bbl and $3.19 per Mcf, respectively, compared to $44.75 per Bbl and $2.71 per Mcf, respectively, for second-quarter 2017.

Net income for second-quarter 2018 was $137 million, or $0.92 per diluted share, compared to net income of $152 million, or $1.02 per diluted share, for second-quarter 2017. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for second-quarter 2018 was $185 million, or $1.24 per diluted share, compared with adjusted net income for second-quarter 2017 was $77 million, or $0.52 per diluted share.

EBITDAX (non-GAAP) for second-quarter 2018 totaled $592 million, compared to $461 million for second-quarter 2017.

Concho’s effective income tax rate for second-quarter 2018 was 23%, compared to 38% for second-quarter 2017, primarily due to the reduction of the U.S. federal statutory corporate income tax rate from 35% to 21%.

In the six months ended June 30, 2018, cash flow from operating activities was approximately $1.1 billion, exceeding $941 million in capital expenditures (additions to oil and natural gas properties).

Maintaining a Strong Financial Position

At June 30, 2018, Concho had cash of $55 million and long-term debt of $2.4 billion, with no outstanding borrowings under its credit facility.

As previously reported, in July 2018, Concho closed its offering of $1.6 billion aggregate principal amount of senior unsecured notes, consisting of $1.0 billion aggregate principal amount of 4.3% senior unsecured notes due 2028 and $600 million aggregate principal amount of 4.85% senior unsecured notes due 2048. The proceeds from the offering were used to redeem RSP’s 6.625% senior notes due 2022 and 5.25% senior notes due 2025 for approximately $1.2 billion, as well as repay a portion of the outstanding balance under RSP’s existing credit facility. Concho repaid the remaining balance under RSP’s credit facility with borrowings under Concho’s $2.0 billion credit facility. After giving effect to this use of proceeds upon the closing of the RSP transaction and associated transaction costs, the Company had long-term debt of $4.2 billion at June 30, 2018, including approximately $160 million of outstanding borrowings under its credit facility.

Concho maintains a strong financial position following the RSP transaction, with investment-grade ratings, a low leverage ratio and substantial liquidity.

Outlook

Concho updated its 2018 production and capital program outlook to reflect the RSP transaction. The Company’s guidance for third-quarter and full-year 2018 includes production (on a two-stream basis) and capital from RSP beginning on the acquisition closing date of July 19, 2018. For third-quarter 2018, Concho expects production to average 280 to 285 MBoepd (65% oil); and for full-year 2018, Concho expects production to average 260 to 263 MBoepd (64% oil).

A key benefit of the RSP transaction lies in the large-scale development potential of the assets. Concho plans to begin drilling several development projects on the acquired acreage in the second half of 2018. In addition, Concho will complete several infrastructure and facility projects in Loving County, Texas, that facilitate large-scale development. The Company’s updated full-year 2018 capital program of $2.5 billion to $2.6 billion includes this activity. Importantly, Concho’s framework for executing a disciplined capital program within cash flow remains unchanged, and the Company expects 2018 capital spending to be fully funded with cash flow from operating activities.

Detailed guidance for full-year 2018 is provided under “2018 Guidance” at the end of the release. The Company’s capital guidance for 2018 excludes acquisitions and is subject to change without notice depending upon a number of factors, including commodity prices and industry conditions.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations, including regional price dislocations such as the Midland/Cushing crude oil price differential. Please see the table under “Derivatives Information” below for detailed information about Concho’s current derivatives positions, including the commodity derivatives contracts assumed by the Company in connection with the RSP transaction.

Conference Call

Concho will host a conference call tomorrow, August 2, 2018, at 8:00 AM CT (9:00 AM ET) to discuss second-quarter 2018 results. The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 7088648

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will present at the Barclays’ CEO Energy-Power Conference on September 5, 2018 at 8:45 AM CT (9:45 AM ET). The presentation will be webcast and accessible on the Events & Presentations page under the Investors section of the Company’s website, www.concho.com.

Additionally, Concho will participate in the following upcoming conferences:

Conference Date	Conference
August 29, 2018	Simmons & Company European Energy Conference
September 18, 2018	J.P. Morgan U.S. All Stars Conference

The Company’s presentation will be available on the Company’s website prior to the Company’s appearance at each conference.

About Concho Resources

Concho Resources (NYSE: CXO) is the largest unconventional shale producer in the Permian Basin, with operations focused on acquiring, exploring, developing, and producing oil and natural gas resources. Concho is at the forefront of applying advanced technology and large-scale development to safely and efficiently maximize resource recovery while delivering attractive, long-term economic returns. We are working today to deliver a better tomorrow for our shareholders, people and communities. For more information about Concho, visit www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements relating to benefits of the acquisition of RSP. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “enable,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors and other information discussed or referenced in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	June 30,	December 31,
(in millions, except share and per share amounts)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$55	$-
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	410	331
Joint operations and other	245	212
Inventory	17	14
Derivative instruments	173	-
Prepaid costs and other	50	35
Total current assets	950	592
Property and equipment:
Oil and natural gas properties, successful efforts method	22,518	21,267
Accumulated depletion and depreciation	(8,962)	(8,460)
Total oil and natural gas properties, net	13,556	12,807
Other property and equipment, net	235	234
Total property and equipment, net	13,791	13,041
Deferred loan costs, net	12	13
Intangible assets, net	21	26
Other assets	19	60
Total assets	$14,793	$13,732
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$51	$43
Bank overdrafts	-	116
Revenue payable	226	183
Accrued drilling costs	354	330
Derivative instruments	358	277
Other current liabilities	257	216
Total current liabilities	1,246	1,165
Long-term debt	2,371	2,691
Deferred income taxes	981	687
Noncurrent derivative instruments	168	102
Asset retirement obligations and other long-term liabilities	136	172
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 150,194,743 and
149,324,849 shares issued at June 30, 2018 and December 31, 2017, respectively	-	-
Additional paid-in capital	7,177	7,142
Retained earnings	2,812	1,840
Treasury stock, at cost; 813,347 and 598,049 shares at June 30, 2018 and
December 31, 2017, respectively	(98)	(67)
Total stockholders’ equity	9,891	8,915
Total liabilities and stockholders’ equity	$14,793	$13,732

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2018	2017	2018	2017

Operating revenues:
Oil sales	$795	$461	$1,588	$963
Natural gas sales	150	106	304	216
Total operating revenues	945	567	1,892	1,179
Operating costs and expenses:
Oil and natural gas production	130	100	260	187
Production and ad valorem taxes	70	44	140	92
Gathering, processing and transportation	9	-	20	-
Exploration and abandonments	8	20	26	35
Depreciation, depletion and amortization	310	281	627	564
Accretion of discount on asset retirement obligations	2	2	4	4
General and administrative (including non-cash stock-based compensation of $18 and $14 for the three months ended June 30, 2018 and
2017, respectively, and $35 and $26 for the six months ended
June 30, 2018 and 2017, respectively)	72	60	137	116
(Gain) loss on derivatives	133	(209)	168	(495)
Gain on disposition of assets, net	(1)	-	(724)	(654)
Total operating costs and expenses	733	298	658	(151)
Income from operations	212	269	1,234	1,330
Other income (expense):
Interest expense	(27)	(39)	(57)	(79)
Loss on extinguishment of debt	-	(1)	-	(1)
Other, net	(8)	16	89	16
Total other income (expense)	(35)	(24)	32	(64)
Income before income taxes	177	245	1,266	1,266
Income tax expense	(40)	(93)	(294)	(464)
Net income	$137	$152	$972	$802
Earnings per share:
Basic net income	$0.92	$1.02	$6.52	$5.41
Diluted net income	$0.92	$1.02	$6.50	$5.39

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended
	June 30,
(in millions)	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$972	$802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	627	564
Accretion of discount on asset retirement obligations	4	4
Exploration and abandonments, including dry holes	14	24
Non-cash stock-based compensation expense	35	26
Deferred income taxes	294	454
Gain on disposition of assets, net	(724)	(654)
(Gain) loss on derivatives	168	(495)
Net settlements received from (paid on) derivatives	(194)	96
Loss on extinguishment of debt	-	1
Other	(95)	1
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(56)	(24)
Prepaid costs and other	(22)	(3)
Inventory	(3)	1
Accounts payable	5	(2)
Revenue payable	43	(2)
Other current liabilities	22	12
Net cash provided by operating activities	1,090	805
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(941)	(624)
Acquisitions of oil and natural gas properties	(19)	(239)
Additions to property, equipment and other assets	(11)	(30)
Proceeds from the disposition of assets	261	803
Direct transaction costs for disposition of assets	(3)	(18)
Funds held in escrow	-	(60)
Distribution from equity method investment	148	-
Net cash used in investing activities	(565)	(168)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,222	105
Payments of debt	(1,544)	(105)
Payments for loan costs	(1)	(7)
Purchase of treasury stock	(31)	(21)
Decrease in bank overdrafts	(116)	-
Net cash used in financing activities	(470)	(28)
Net increase in cash and cash equivalents	55	609
Cash and cash equivalents at beginning of period	-	53
Cash and cash equivalents at end of period	$55	$662
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for business combinations	$-	$291

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Production and operating data:
Net production volumes:
Oil (MBbl)	13,029	10,303	25,968	20,527
Natural gas (MMcf)	46,837	39,018	92,285	75,615
Total (MBoe)	20,835	16,806	41,349	33,130

Average daily production volumes:
Oil (Bbl)	143,176	113,220	143,470	113,409
Natural gas (Mcf)	514,692	428,769	509,862	417,762
Total (Boe)	228,958	184,682	228,447	183,036

Average prices per unit:
Oil, without derivatives (Bbl)	$60.98	$44.75	$61.13	$46.91
Oil, with derivatives (Bbl) (a)	$54.34	$51.60	$53.47	$51.86
Natural gas, without derivatives (Mcf)	$3.19	$2.71	$3.29	$2.85
Natural gas, with derivatives (Mcf) (a)	$3.29	$2.67	$3.34	$2.78
Total, without derivatives (Boe)	$45.31	$33.73	$45.74	$35.57
Total, with derivatives (Boe) (a)	$41.37	$37.84	$41.04	$38.48

Operating costs and expenses per Boe: (b)
Oil and natural gas production	$6.24	$5.91	$6.28	$5.64
Production and ad valorem taxes	$3.37	$2.62	$3.39	$2.77
Gathering, processing and transportation	$0.45	$-	$0.49	$-
Depreciation, depletion and amortization	$14.88	$16.69	$15.16	$17.02
General and administrative	$3.37	$3.70	$3.35	$3.54

(a)	Includes the effect of net cash receipts from (payments on) derivatives:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2018	2017	2018	2017

	Net cash receipts from (payments on) derivatives:
Oil derivatives	$(86)	$70	$(199)	$101
Natural gas derivatives	4	(2)	5	(5)
Total	$(82)	$68	$(194)	$96

	The presentation of average prices with derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

(b)	Per Boe amounts calculated using dollars and volumes rounded to thousands.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2018	2017	2018	2017

Property acquisition costs:
Proved	$-	$12	$-	$139
Unproved	5	87	18	393
Exploration	335	238	578	473
Development	166	145	373	303
Total costs incurred for oil and natural gas properties	$506	$482	$969	$1,308

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at August 1, 2018, for the periods indicated. The table also includes the commodity derivative contracts assumed by the Company in connection with the RSP transaction.

	2018
	Third Quarter	Fourth Quarter	Total	2019	2020

Oil Price Swaps: (a)
Volume (Bbl)	12,574,318	11,666,007	24,240,325	38,768,000	16,726,000
Price per Bbl	$56.76	$56.63	$56.70	$55.48	$56.76

Oil Three-Way Collars: (a)
Volume (Bbl)	1,319,000	1,227,000	2,546,000	-	-
Ceiling price per Bbl	$60.56	$60.96	$60.75	$-	$-
Floor price per Bbl	$47.79	$48.00	$47.89	$-	$-
Short put price per Bbl	$37.79	$38.00	$37.89	$-	$-

Oil Costless Collars: (a)
Volume (Bbl)	1,212,000	1,058,000	2,270,000	4,741,500	-
Ceiling price per Bbl	$60.10	$60.11	$60.11	$63.83	$-
Floor price per Bbl	$46.33	$46.52	$46.42	$55.96	$-

Oil Basis Swaps: (b)
Volume (Bbl)	10,295,000	10,517,000	20,812,000	44,676,500	31,110,000
Price per Bbl	$(0.77)	$(0.77)	$(0.77)	$(2.99)	$(0.78)

Natural Gas Price Swaps: (c)
Volume (MMBtu)	19,420,000	18,458,000	37,878,000	28,790,992	12,808,000
Price per MMBtu	$3.01	$3.00	$3.00	$2.81	$2.70

(a)	The oil derivative contracts are settled based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Share

The Company’s presentation of adjusted net income and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted earnings per share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income to adjusted net income (non-GAAP), both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2018	2017	2018	2017

Net income - as reported	$137	$152	$972	$802

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives	133	(209)	168	(495)
Net cash receipts from (payments on) derivatives	(82)	68	(194)	96
Leasehold abandonments	4	18	14	24
Loss on extinguishment of debt	-	1	-	1
(Gain) loss on disposition of assets and other	3	-	(716)	(654)
Gain on equity method investment distribution	-	-	(103)	-
RSP transaction costs	6	-	10	-
Tax impact	(15)	45	190	378
Excess tax deficiency (benefit)	(1)	2	(3)	(6)
Adjusted net income	$185	$77	$338	$146

Net income per diluted share - as reported	$0.92	$1.02	$6.50	$5.39

Adjustments for certain non-cash and unusual items per diluted share:
(Gain) loss on derivatives	0.89	(1.40)	1.12	(3.33)
Net cash receipts from (payments on) derivatives	(0.55)	0.46	(1.30)	0.65
Leasehold abandonments	0.03	0.12	0.09	0.16
Loss on extinguishment of debt	-	0.01	-	0.01
(Gain) loss on disposition of assets and other	0.02	-	(4.78)	(4.40)
Gain on equity method investment distribution	-	-	(0.69)	-
RSP transaction costs	0.04	-	0.07	-
Tax impact	(0.10)	0.30	1.27	2.54
Excess tax deficiency (benefit)	(0.01)	0.01	(0.02)	(0.04)
Adjusted net income per diluted share	$1.24	$0.52	$2.26	$0.98

Adjusted earnings per share:
Basic net income	$1.24	$0.52	$2.26	$0.99
Diluted net income	$1.24	$0.52	$2.26	$0.98

Reconciliation of Net Income to EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion of discount on asset retirement obligations expense, (4) non-cash stock-based compensation expense, (5) (gain) loss on derivatives, (6) net cash receipts from (payments on) derivatives, (7) gain on disposition of assets, net, (8) interest expense, (9) loss on extinguishment of debt, (10) gain on equity method investment distribution and (11) federal and state income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2018	2017	2018	2017

Net income	$137	$152	$972	$802
Exploration and abandonments	8	20	26	35
Depreciation, depletion and amortization	310	281	627	564
Accretion of discount on asset retirement obligations	2	2	4	4
Non-cash stock-based compensation	18	14	35	26
(Gain) loss on derivatives	133	(209)	168	(495)
Net cash receipts from (payments on) derivatives	(82)	68	(194)	96
Gain on disposition of assets, net	(1)	-	(724)	(654)
Interest expense	27	39	57	79
Loss on extinguishment of debt	-	1	-	1
Gain on equity method investment distribution	-	-	(103)	-
Income tax expense	40	93	294	464
EBITDAX	$592	$461	$1,162	$922

Concho Resources Inc.
2018 Guidance

The following table summarizes the Company’s operational and financial guidance for 2018, which includes the impact of the RSP acquisition as of the transaction closing date of July 19, 2018.

2018
Production
Production (MBoepd)	260 - 263
Crude oil production mix	64%

Price realizations, excluding commodity derivatives
Crude oil differential ($/Bbl) (Relative to NYMEX – WTI)	($1.50) - ($2.00)
Natural gas (per Mcf) (% of NYMEX – Henry Hub)	100% - 110%

Operating costs and expenses ($/Boe, unless noted)
Lease operating expense and workover costs	$6.00 - $6.50
Gathering, processing and transportation	$0.50 - $0.60
Oil & natural gas taxes (% of oil & natural gas revenues)	7.75%
General and administrative (“G&A”) expense:
Cash G&A expense	$2.40 - $2.60
Non-cash stock-based compensation	$0.80 - $1.00
Depletion, depreciation and amortization expense	$15.00 - $16.00
Exploration and other	$0.25 - $0.75
Interest expense ($ in millions):
Cash	$150 - $160
Non-cash	$6
Income tax rate (%)	25%

Capital program ($ in billions)	$2.5 - $2.6

CONTACT:
Concho Resources Inc.
Investor Relations
Megan P. Hays, 432-685-2533
Vice President of Investor Relations and Public Affairs
or
Mary T. Starnes, 432-221-0477
Investor Relations Manager